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                                                                   EXHIBIT 4.10


         THIRD SUPPLEMENTAL INDENTURE dated as of October 8, 1999 among FRESH FOODS, INC., a North Carolina corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Trustee"), as Trustee under the Indenture dated as of June 9, 1998 among the Company, each of several subsidiaries of the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of September 5, 1998 among the Company, the Trustee and Pierre Leasing, LLC, a North Carolina limited liability company, and further supplemented by the Second Supplemental Indenture dated as of February 26, 1999 among the Company, the Trustee and Fresh Foods Restaurant Group, LLC, a Delaware limited liability company (the "Indenture," capitalized terms defined therein and not otherwise defined herein being used herein as defined therein).

         WHEREAS, Section 10.06 of the Indenture provides that in the event of a sale or other disposition of all of the Capital Stock of any Guarantor by way of merger, consolidation or otherwise, such Guarantor will be released and relieved of any obligations under its Guarantee, provided that such transaction is carried out pursuant to and in accordance with Section 4.11 of the Indenture; and

         WHEREAS, the Company has entered into a Purchase Agreement dated as of September 10, 1999 among Claremont Restaurant Group, LLC ("Claremont"), Fresh Foods Sales, LLC ("Sales"), the Company and CRG Holdings Corp. ("CRG"), pursuant to which CRG is purchasing the Company's membership interests in each of Claremont and Sales (the "Proposed Transaction"); and

         WHEREAS, the parties to this Third Supplemental Indenture desire to implement Section 10.06 of the Indenture as it relates to Claremont, Sales and the subsidiaries of Claremont;

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties to this Third Supplemental Indenture covenant and agree among themselves as follows for the equal and proportionate benefit of the Noteholders:

                                    ARTICLE 1
                              RELEASE OF GUARANTEES

         Each of Claremont Restaurant Group, LLC, Fresh Foods Sales, LLC, Sagebrush of North Carolina, LLC, Sagebrush of South Carolina, LLC, Sagebrush of Tennessee, L.P., Spicewood, Inc. and Fresh Foods Restaurant Group, LLC (collectively, the "Released Guarantors") is hereby released from its obligations under its Guarantee. The Released Guarantors shall have no further liability or obligation with respect the Indenture, including, without limitation, with respect to (a) the full and punctual payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and
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all other monetary obligations of the Company under the Indenture and the Notes or (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes.


                                    ARTICLE 2
                                  MISCELLANEOUS

         SECTION 2.01. AUTHORIZATION AND EFFECT OF SUPPLEMENTAL INDENTURE. This Third Supplemental Indenture is executed by the Company and the Trustee pursuant to Section 9.01(g) of the Indenture. The terms and conditions of this Third Supplemental Indenture shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

         SECTION 2.02. MULTIPLE ORIGINALS. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.

         SECTION 2.03. DISCLAIMER BY TRUSTEE. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Third Supplemental Indenture or the due authorization and execution hereof by the Company.

         SECTION 2.04. GOVERNING LAW. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in the State of New York.


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         IN WITNESS WHEREOF, the parties have caused this Third Supplemental
Indenture to be duly executed as of the date first written above.


                         FRESH FOODS, INC.


                         By: /s/ JAMES E. HARRIS
                             ---------------------------------
                              Name: James E. Harris
                              Title: Executive Vice President

                         STATE STREET BANK AND TRUST COMPANY, as Trustee


                         By: /s/ CHI C. MA
                             ---------------------------------
                             Name: Chi C. Ma
                             Title: Vice President







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